Exhibit 16

September 25, 2012

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Re: Fee Agreements

Gentlemen:

Reference is made to (i) the Support Services Agreement, dated as of May 25, 2012, by and between Lighting Science Group Corporation, a Delaware corporation (the “Company”) and Pegasus Capital Advisors, L.P., a Delaware limited partnership (“Pegasus”), (ii) the Support Services Agreement, dated as of May 25, 2012, by and between the Company, RW LSG Holdings LLC, a Delaware limited liability company, and RW LSG Management Holdings LLC, a Delaware limited liability company (together, “Riverwood”), (iii) the Letter Agreement, dated as of the date hereof, by and between the Company and Portman Limited, a Cayman Islands exempted company (“Portman”), and (iv) the Support Services Agreement, dated as of the date hereof, by and between the Company and Zouk Ventures Limited, a corporation incorporated under the laws of England (“Zouk” and together with Pegasus, Riverwood and Portman, the “Recipients”) (collectively, (i) – (iv) the “Agreements”).

WHEREAS, pursuant to the Agreements, each of the Recipients is entitled to certain fees (collectively the “Fees”) from the Company under its respective Agreement; and

WHEREAS, each of the Recipients desires to waive its Fees on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Each of the Recipients agrees with each other Recipient that: (i) it hereby waives any accrued and unpaid Fees, if any; (ii) subject to clause (iii), it hereby waives the accrual and payment of any Fees from and after the date hereof; (iii) the foregoing waivers shall continue and be effective until revoked by the unanimous written consent of all of the Recipients that are then, but for this waiver, entitled to receive Fees under their respective Agreements (a “Revocation”); provided, that, any Revocation shall only be effective from and after the date of such Revocation; provided, further, that the foregoing waivers shall not apply to reimbursements for out-of-pocket expenses as set forth in the Agreements.

2.	Each party hereto represents that this letter agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

3.	Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Recipients. No failure or delay by any party in exercising any right, power or privilege hereunder shall affect or operate as a waiver thereof nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver, permit, consent or approval of any kind or character on the part of a party hereto of any breach or default under this letter agreement or any such waiver of any provision or condition of this letter agreement must be in writing by that party hereto and shall be effective only to the extent in such writing specifically set forth; provided, further, that any waiver, permit, consent or approval of any kind that could result in the Company having an obligation to accrue or pay any Fees shall require the unanimous consent of all of the Recipients that are then, but for the waiver contained herein, entitled to receive Fees under their respective Agreements.

4.	All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise (including electronic confirmation of successful transmission generated by the facsimile machine of the sender), (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid: if to the Company, Lighting Science Group Corporation, 1227 South Patrick Drive, Building 2A, Satellite Beach, Fl 32937, Attn: General Counsel; if to Riverwood, c/o Riverwood Capital Management, 70 Willow Road, Suite 100, Menlo Park, CA 94025, Attention: Jeffrey T. Parks, Facsimile: (650) 618-7114; if to Zouk, c/o Zouk Capital, 100 Brompton Road, London SW3 1ER, United Kingdom, Attention: Dominique Burgauer, Facsimile: +44 20 7947 3449; if to Portman, to the address to be provided in writing (e-mail being sufficient) by Portman to each of the other parties hereto; and if to Pegasus, Pegasus Capital Advisors, 99 River Road, Cos Cob, CT, 06807, Fax (203) 869-6940, Attn: General Counsel. Any party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

5.	This letter agreement, together with the Agreements (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, formal or informal, among the parties hereto with respect to the subject matter hereof and (b) the rights and obligations of a party hereunder shall automatically be assigned without any further action in connection with the assignment of any of such party’s respective Agreement and/or rights to its Fees under its respective Agreement.

6.

The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

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Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this letter agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this letter agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

7.	This letter agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would result in the application of the law of a different jurisdiction.

8.	Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this letter agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this letter agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4 hereof is reasonably calculated to give actual notice.

9.	This letter agreement may be executed in two or more counterparts (including via facsimile and email in PDF format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this letter agreement as of the date first written above.

PEGASUS CAPITAL ADVISORS, L.P.

By: Pegasus Capital Advisors, GP, LLC,
its general partner

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	Secretary

Signature Page to Fee Waiver Letter Agreement

RW LSG HOLDINGS LLC

By: Riverwood Capital Partners L.P.
its Managing Member

By: Riverwood Capital L.P.,
its General Partner

By: Riverwood Capital GP Ltd.,
its General Partner

By:	/s/ Michael E. Marks
Name:	Michael E. Marks
Title:	Director and Chief Executive Officer

RW LSG MANAGEMENT HOLDINGS LLC

By: Riverwood Management L.P.,
its Managing Member

By: Riverwood Capital Management Ltd.,
its General Partner

By:	/s/ Michael E. Marks
Name:	Michael E. Marks
Title:	Director

Signature Page to Fee Waiver Letter Agreement

ZOUK VENTURES LIMITED

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Chief Executive Officer

Signature Page to Fee Waiver Letter Agreement

PORTMAN LIMITED

By:	/s/ Mohamed Ali Al Dhaheri
Name:	Mohamed Ali Al Dhaheri
Title:	Director

By:	/s/ Salem Mohamed Al Ameri
Name:	Salem Mohamed Al Ameri
Title:	Director

Signature Page to Fee Waiver Letter Agreement

Acknowledged by,

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer

Signature Page to Fee Waiver Letter Agreement